EXHIBIT 99.1

[LOGO OF CARDIAC SCIENCE]

NEWS RELEASE for October 18, 2002 at 1:30AM EDT

Contact:	Matt Clawson (Investors) or	Roderick de Greef
	Lynn Montoya	Chief Financial Officer
	Len Hall (Media)	Cardiac Science, Inc.
	Allen & Caron Inc	(949) 587-0357
	(949) 474-4300	rdegreef@cardiacscience.com
matt@allencaron.com
len@allencaron.com

CARDIAC SCIENCE ANNOUNCES THIRD QUARTER,
NINE-MONTHS RESULTS

Continued Gains in AED Market Share Result in Better-than-Expected Revenue Growth;
Operating Loss Cut by 65 Percent

IRVINE, CA (October 18, 2002) — Cardiac Science, Inc. (Nasdaq: DFIB), a leading manufacturer of life-saving automated public access defibrillators today reported that solid gains in domestic AED market segments along with better than expected sales activity through its international distribution network resulted in revenue of $13.6 million in the third quarter ended September 30, 2002, as compared to $644,000 in revenue posted in the same period last year. The operating loss for the third quarter narrowed to $2.8 million, a 65 percent decrease from the same period in the prior year. The net loss decreased to $4.1 million, or $0.06 loss per share, down 49 percent from $8.0 million, or $0.31 loss per share, in the same period last year.

AED revenue in the third quarter totaled $9.6 million with over 4,400 AED devices sold to a wide variety of market segments worldwide. The strongest two sectors within the domestic AED market were corporate workplace facilities and schools, accounting for a combined 64 percent of the total number of AEDs sold in the U.S.

Overall gross margin for the third quarter was 50 percent, up sequentially from 48 percent in the second quarter of 2002. Gross margin on sales of AEDs was approximately 57 percent for the third quarter and primarily accounts for the upward trend in margins experienced throughout the year.

Revenue for the first nine months of 2002 was $35.8 million, up from the $2.9 million for the same period last year. Net loss for the first nine months of this year was $11.4 million or $0.17 loss per share compared to a loss of $20.4 million, or $0.81 loss per share for the year earlier period.

MORE-MORE-MORE

CARDIAC SCIENCE ANNOUNCES THIRD QUARTER, NINE-MONTHS RESULTS
Page 2-2-2

Sales of Powerheart® disposable defibrillator pads to hospital customers grew to $248,800 for the third quarter compared to $142,800 posted in last year’s corresponding period. For the first nine months of 2002, 376 Powerheart® bedside defibrillator-monitors were shipped worldwide.

Revenue from sales of emergency defibrillators and Diascope® patient monitors sold to international distributors accounted for $3.6 million of third quarter revenue as the Company sold off the remaining inventory produced in the manufacturing facility in Denmark, which was shut down during the quarter. The Company will begin shipping its new Diascope G2® patient monitors this quarter.

Cardiac Science President and CEO Raymond W. Cohen said that the outstanding third quarter results were driven by an increased sales presence that is allowing the Company to effectively compete for customers in an expanding public access AED market in the U.S. and abroad.

“Year to date, our AED sales are up over 84 percent over last year and our AED business is growing at nearly three times the estimated growth of the worldwide market. We estimate that we now have about 25 percent market share, up more than 10 percentage points from when Cardiac Science acquired Survivalink a year ago. Our goal is AED market leadership and we believe that this objective can be accomplished within a reasonable amount of time,” Cohen said. “It was especially encouraging to see sequential quarterly sales growth despite the traditionally slow summer months.

“We continue to post strong gains in the U.S. corporate segment and we captured the vast majority of the state mandated orders for AEDs in New York State schools – selling over $1 million during the quarter,” continued Cohen. “In our hospital segment, we continue to make steady progress in introducing the bedside Powerheart CRM to new customers. Notable new U.S. hospital customers in the quarter included, Hackensack University Medical Center, Hackensack, NJ; New York Methodist Hospital, Brooklyn, NY and Ochsner Clinic and Hospital, New Orleans, LA.”

About Cardiac Science
Cardiac Science develops, manufactures and markets Powerheart®-brand automated portable public access defibrillators and the only FDA-cleared therapeutic patient monitor that instantly and automatically treats hospitalized cardiac patients who suffer life-threatening heart rhythms.

Over 35,000 Cardiac Science’s AED products are in use today with deployments at many of the world’s 100 largest companies including General Electric, Exxon Mobil, Coca-Cola, Philip Morris, Proctor & Gamble, Progress Energy, Fluor Hanford, Aetna Corporation, PepsiCo, ConocoPhillips, Walt Disney, Anheuser-Busch, Fannie Mae, BNP

MORE-MORE-MORE

CARDIAC SCIENCE ANNOUNCES THIRD QUARTER, NINE-MONTHS RESULTS
Page 3-3-3

Paribas, Merrill Lynch, Harrah’s Entertainment, Bayer Corporation, Beckman Coulter, Blue Cross/Blue Shield, Boston Scientific, BD Industries, Cardinal Health, CBS Studios, Charles Schwab & Co., Delta Dental, Reliant Energy, SkyWest Airlines, Taylor Made Golf Company, Trammell Crow and W.K. Kellogg Foundation.

Cardiac Science products are marketed in the United States by its 55-person direct sales force and by international distributors in more than 50 countries around the world. For more information, please visit Cardiac Science new website at www.cardiacscience.com. For investor information please visit www.allencaron.com.

This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Cardiac Science cautions that these statements are subject to substantial risks and uncertainties and are qualified by important factors that could cause actual results to differ materially from those reflected by the forward-looking statements and should not be relied upon by investors when making an investment decision. Information on these and other factors is detailed in the Company’s Form 10-K for the year ending December 31, 2001, subsequent quarterly filings, and other documents filed by the Company with the Securities and Exchange Commission.

- TABLES FOLLOW -

CARDIAC SCIENCE ANNOUNCES THIRD QUARTER, NINE-MONTHS RESULTS
Page 4-4-4

Cardiac Science, Inc.

Consolidated Statement of Operations
(Unaudited)
In thousands, except share and per share amounts

	Three Months Ended September 30,		Nine Months Ended September 30,
	2002	2001	2002	2001
Revenue	$13,588.0	$644.0	$35,790.2	$2,892.9
Cost of Goods Sold	6,787.8	331.9	18,364.5	2,351.5
Write Down of Inventory	—	1,453.8	—	1,453.8

Gross Profit	6,800.2	(1,141.7)	17,425.7	(912.4)

Operating Expenses:
Sales and Marketing	4,505.4	1,697.5	11,971.2	5,294.5
Research and Development	1,587.5	1,834.2	4,757.7	6,435.9
General and Administrative	2,945.8	1,588.5	8,473.6	4,806.6
Amortization of Intangibles	550.2	330.8	1,608.7	992.8
Impairment of Assets	—	1,438.0	—	1,438.0
Gain on Settlement	—	—	(832.4)	—

Total Operating Expenses	9,588.9	6,889.0	25,978.8	18,967.8

Operating Loss	(2,788.7)	(8,030.7)	(8,553.1)	(19,880.2)

Interest and other income/(expense)	(1,310.5)	14.5	(2,791.0)	186.4
Loss on sale of marketable securities	—	—	—	(707.4)

Operating Loss before provision for income taxes	(4,099.2)	(8,016.2)	(11,344.1)	(20,401.2)
Provision for income taxes	—	—	—	(2.0)
Loss before minority interest	(4,099.2)	(8,016.2)	(11,344.1)	(20,403.2)
Minority interest in gain of subsidiary	36.4	—	25.9	—
Net loss	(4,135.6)	(8,016.2)	(11,370.0)	(20,403.2)
Net loss per share (basic and diluted)	$(0.06)	$(0.31)	$(0.17)	$(0.81)

Weighted average number of shares used in the computation of net loss per share	67,291,483	26,209,759	67,229,121	25,258,235

MORE-MORE-MORE

CARDIAC SCIENCE ANNOUNCES THIRD QUARTER, NINE-MONTHS RESULTS
Page 5-5-5

Cardiac Science, Inc.

Condensed Consolidated Balance Sheets
In thousands

	September 30, 2002	December 31, 2001
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$14,643.8	$15,829.5
Accounts receivable, net	13,388.5	8,457.9
Inventory	5,312.2	3,479.9
Prepaid expenses	1,112.9	344.5
Assets held-for-sale	3,076.0	2,754.0

Total Current Assets	37,533.4	30,865.8
Property and Equipment, net	5,293.3	5,787.6
Goodwill and other intangibles, net	105,699.9	106,095.2
Other assets	6,786.4	2,720.4

	$155,313.0	$145,469.0

LIABILITIES AND STOCKHOLDERS EQUITY
Current Liabilities:
Accounts Payable	$5,714.6	6,646.9
Liabilities held-for-sale	1,838.0	1,019.0
Accrued expenses and other current liabilities	7,115.3	10,811.7

Total current liabilities	14,667.9	18,477.6
Long term notes payable	39,798.9	27,300.0
Other long term liabilities	986.2	479.9
Minority Interest	893.2	867.2
Total stockholder’s equity	98,966.8	98,344.3

	$155,313.0	$145,469.0

# # # #